Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is dated as of May 15, 2017, by and between REDAPT SDN, LLC, a Washington limited liability company (“Buyer”), INTERCLOUD SYSTEMS, INC., a Delaware corporation (“Seller”).

RECITALS

A.        Seller is the owner of SDN Essentials, a division of Seller which was purchased from SDN Essentials, LLC, and which is engaged in the business of providing (i) IT educational services and networking educational services and (ii) SDN and NFV consulting services, network installation and migration services under the “SDN Essentials” brand (collectively, the “Business”).

B.        Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, the Business and all of the assets used in connection with the operation of, or related to, the Business (as defined herein), other than the Excluded Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I.

SALE AND TRANSFER OF ASSETS; CLOSING

1.1 Assets to Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances all of Seller’s right, title, and interest in and to the Business and all of the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, used in the Business, including the following (but excluding the Excluded Assets):

(a) all Tangible Personal Property used in the Business;

(b) all Inventory of the Business, a list of which is provided in Section 1.1(b) of the Disclosure Schedules;

(c) all Accounts Receivables associated with the Business, as listed on Section 1.1(c) of the Disclosure Schedules;

(d) all Business Contracts including those listed in Section 4.17.1 of the Disclosure Schedules and all outstanding offers or solicitations made by or to Seller with respect to the Business to enter into any Contract;

(e) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer;

(f) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 1.2(c);

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(g) all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, the DBA, goodwill and all of other items listed in Sections 4.21.5, 4.21.6, 4.21.6, 4.21.7 and 4.21.9 of the Disclosure Schedules;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(i) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(j) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof; and

(k) all other properties and assets of every kind, character, and description, tangible or intangible, owned by Seller and used or held for use in connection with the Business, whether or not similar to the items specifically set forth above.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.” Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 1.3.1.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller are not part of the sale and purchase contemplated hereunder, and are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all cash and cash equivalents;

(b) all minute books, stock Records, and corporate seals;

(c) all personnel Records and other Records that Seller is required by law to retain in its possession;

(d) all claims for refund of Taxes and other governmental charges of whatever nature;

(e) all rights in connection with and assets of Employee Plans; and

(f) all rights of Seller under this Agreement, collectively, the “Excluded Assets”.

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1.3 Liabilities.

1.3.1 Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(a) any Liability arising after the Effective Time under the Business Contracts described in Section 4.17.1 (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

(b) any Liability of Seller described in detail in Section 1.3.1(b) of the Disclosure Schedule.

1.4 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(a) any Liability arising out of or relating to products or services of the Business to the extent sold prior to the Effective Time.

(b) any Liability under any Contract assumed by Buyer pursuant to Section 1.3.1 that arises after the Effective Time and that arises out of or relates to any Breach that occurred prior to the Effective Time;

(c) any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(d) any Liability under any Contract not assumed by Buyer under Section 1.3.1, including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(e) any environmental, health and safety Liabilities arising out of or relating to the operation of Seller’s Business or Seller’s leasing, ownership or operation of real property;

(f) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(g) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(h) any Liability arising out of or relating to any employee grievance arising prior to the Effective Time whether or not the affected employees are hired by Buyer;

(i) any Liability of Seller to its shareholders and directors, or any manager, officer, employee, or Related Person of Seller;

(j) any Liability to indemnify, reimburse or advance amounts to any manager, officer, director or Related Person of Seller;

(k) any Liability arising out of any Proceeding pending as of the Effective Time or commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

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(l) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(m) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(n) any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time.

1.5 Allocation. The Purchase Price shall be allocated in accordance with Exhibit 1.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 1.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

ARTICLE II.

TRANSACTION CONSIDERATION

2.1 Purchase Price. The aggregate purchase price for the Assets and the rights and benefits conferred herein (the “Purchase Price”) shall be equal to the following:

(a) One Million Four Hundred Thousand Dollars ($1,400,000); and

(b) The Net Working Capital of the Business.

2.2 Payment.

2.2.1 The Purchase Price, less a Fifty Thousand Dollar holdback (“Holdback”) shall be paid in readily available funds by wire transfer to an account designated by Seller.

2.2.2 The payment of the Net Working Capital at Closing will be initially based on the Estimated Net Working Capital agreed on by the parties and set forth in Section 2.2 of the Disclosure Schedules. The Net Working Capital payment shall later be adjusted as set forth in Section 2.3 of this Agreement. The Holdback shall be distributed in accordance with Section 12.7 of this Agreement.

2.2.3 “Net Working Capital” as of the Closing Date is as set forth in Exhibit 2.2.3. Net Working Capital shall be computed by the same method as provided in Exhibit 2.2.3.

2.3 Net Working Capital Adjustment.

2.3.1 Reconciliation Statement. No later than one hundred twenty (120) days after the Closing Date, Buyer shall provide Seller with Buyer’s calculation of the Net Working Capital (“Buyer’s Working Capital Statement”). Within thirty (30) days following receipt by Seller of Buyer’s Working Capital Statement, Seller shall deliver a written notice (“Notice of Disagreement”) to Buyer of any dispute Seller has with respect to Buyer’s Net Working Capital Statement. The Notice of Disagreement must describe in reasonable detail the items contained in Buyer’s Net Working Capital Statement that Seller disputes and the basis for any such dispute. If Seller does not notify Buyer in writing of a dispute with respect to Buyer’s Net Working Capital Statement within the thirty (30) day period, then Buyer’s Working Capital Statement will be deemed final, conclusive and binding on Seller and Buyer.

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2.3.2 Post-Closing Adjustment. If there is any variance between the Actual Net Working Capital and the Estimated Net Working Capital, there shall be a dollar for dollar adjustment to the payments made at Closing. Such adjustment payments shall be made within five (5) Business Days of the date the Actual Net Working Capital becomes final, conclusive and binding, and paid in readily available cash by check or wire transfer to an account designated by Buyer or Seller, as the case may be.

2.3.3 Dispute Resolution. If a Notice of Disagreement is delivered by Seller to Buyer, Buyer and Seller shall negotiate in good faith to resolve the disputed items contained therein. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within thirty (30) days after delivery of the Notice of Disagreement to Buyer, then Buyer and Seller jointly shall engage such nationally recognized accounting firm as is mutually agreed by Seller and Buyer (the “Arbitration Firm”), to resolve such disputed items in accordance with the standards and methodology set forth herein. Seller and Buyer shall cooperate in the engagement of the Arbitration Firm and shall use reasonable efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm as promptly as practicable. The scope of the disputes to be resolved by the Arbitration Firm will be limited to the items in dispute that were properly included in the Notice of Disagreement. The Arbitration Firm’s decision will be based solely on written submissions by Seller and its Representatives and written submissions by Buyer and its Representatives and not by independent review. The Arbitration Firm may not assign a value greater than the greatest value for any such item claimed by either Buyer on the one hand, or Seller on the other hand, or smaller than the value assigned to the disputed item by Buyer or Seller on the other hand in the statement of Closing Working Capital. All determinations made by the Arbitration Firm will be final, conclusive and binding on Buyer and Seller. Any fees and costs payable to the Arbitration Firm shall be shared equally between Buyer and Seller.

ARTICLE III.

CLOSING; CLOSING DELIVERIES

3.1 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Peterson Russel Kelly PLLC, 10900 NE 4th Street, Suite 1850, Bellevue Washington 98004 commencing at 10:00 a.m. (Pacific Time) on the date that is two (2) Business Days following the satisfaction or waiver of the condition to closing in this Agreement, unless Buyer and Seller otherwise agree.

3.2 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

3.2.1 Seller Deliveries. Seller shall deliver to Buyer:

(a) Bill of Sale for all of the Assets that are Tangible Personal Property in form attached as Exhibit 3.2.1(a) (“Bill of Sale”), executed by Seller;

(b) Certificate of title for any Tangible Personal Property that are vehicles or other Asset evidenced by a certificate of title, executed by Seller;

(c) Assignment of the Real Property Lease assumed by Buyer in a form and substance satisfactory to Buyer;

(d) Assignment of the Assets that are intangible personal property to Buyer in a form attached as Exhibit 3.2.1(d) (“Assignment and Assumption Agreement”) executed by Seller;

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(e) Assignments of all Intellectual Property Assets and separate assignments of the DBA and all registered Marks, Patents, and Copyrights in a form attached as Exhibit 3.2.1(e) (“Assignment of Intellectual Property”) executed by Seller;

(f) Domain Name Assignment for transfer of the domain name “sdnessentials.com” in form attached as Exhibit 3.2.1(f), to be executed by Seller and Doug Marschke;

(g) Trademark/Service Mark Assignment for transfer of the federal registered trademark “SDN Essentials” in form attached as Exhibit 3.2.1(g), to be executed by SDN Essentials, LLC;

(h) Noncompetition agreements in the form of Exhibit 3.2.1(h) (the “Noncompetition Agreements”) executed by Seller;

(i) Releases of all Encumbrances relating to the Assets, and the Seller shall have obtained and delivered to Buyer payoff letters with respect to all Indebtedness outstanding immediately prior to the Closing (in each case on terms and conditions satisfactory to Buyer), as well as UCC-3 termination statements and any other documents required to evidence the Liens and Encumbrance releases;

(j) Certificate of the secretary of Seller, in a form satisfactory to Buyer, certifying, as complete and accurate, as of the Closing, (i) copies of the Governing Documents of Seller, (ii) certificate of good standing or other similar certificate issued by the Secretary of State of Delaware dated no earlier than five (5) Business Days prior to Closing, and (iii) resolutions or actions of the Board of Director of Seller approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

(k) Third party consents for assignment of all of the Assumed Contracts;

(l) Such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller; and

(m) Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

3.2.2 Buyer Deliveries. Buyer shall deliver to Seller, as the case may be:

(a) Cash portion of the Purchase Price; and

(b) such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.

3.3 Personal Property Taxes. Any personal property taxes with respect to the Assets for the calendar year in which the Closing occurs shall be prorated between Seller and Buyer as of the Closing Date. If the amount of such taxes with respect to any of the Assets for the calendar year in which the Closing occurs has not been determined as of the Closing Date, then the taxes with respect to such Assets for the preceding calendar year, shall be used to calculate such prorations, with known changes in valuation applied.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows:

4.1 Organization and Good Standing.

4.1.1 Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Business Contracts. Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.1.2 Seller has provided complete and accurate copies of the Governing Documents of Seller, as currently in effect.

4.1.3 [Omitted].

4.2 Enforceability; Authority; No Conflict.

4.2.1 This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of this Agreement and each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller Closing Documents”), each of Seller Closing Documents will constitute the legal, valid and binding obligation of each of Seller , enforceable against each of them in accordance with its terms. Seller has absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Closing Documents to which Seller is a party and to perform Seller’s obligations under this Agreement and the other Seller Closing Documents, and such action has been duly authorized by all necessary action by Seller’s directors, and by such other Persons necessary to authorize Seller to engage in the Contemplated Transaction.

4.2.2 Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by Seller; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business of Seller; (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Business Contracts; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets or any Order to which Seller or any of the Assets may be subject; (iii) contravene, conflict with

4.2.3 Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

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4.3 Ownership; Capitalization. [Omitted]

4.4 Financial Statements.

4.4.1 Seller has delivered to Buyer: (a) an [audited] balance sheet of the Business as at December 31, 2016, 2015 and 2014 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto; an (b) an unaudited balance sheet of Seller as at April 30, 2017 (the “Interim Balance Sheet”) and the related unaudited statement[s] of income, changes in shareholders’ equity, and cash flows for the four (4) months then ended (“Financial Statements”).

4.4.2 Such Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Business as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

4.5 Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

4.6 Sufficiency of Assets.

4.6.1 The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, required, needed or necessary to operate the Business of Seller in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

4.6.2 The Seller has good and marketable title to, or a valid leasehold interest or current license in, all properties and assets including the Assets used by the Business, free and clear of all Encumbrances. As of the Closing Date, no Person other than the Seller shall own any assets used to the Business of Seller. Neither Seller nor any Related Parties owns, utilizes or has any interest in any assets of, or performs any material services for, or on behalf of, or provides any material group purchasing benefits to, or with respect to, the Business.

4.7 Real Property Lease.

4.7.1 Seller does not own any real property or any ownership interests in real property.

4.7.2 Section 4.7 of the Disclosure Schedule contains a description all real property in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease, and term expiry date) of all Real Property Leases used in relation to the Business.

4.8 Title to Assets; Encumbrances. Except as provided in Section 4.8 of the Disclosure Schedule Seller owns good and transferable title to all of the other Assets of the Business free and clear of any Encumbrances. Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Encumbrances and Buyer shall acquire good and marketable title to the Assets.

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4.9 Condition of Assets.

4.9.1 Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects.

4.9.2 No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All Tangible Personal Property used in Seller’s Business is in the possession of Seller.

4.10 Inventories.

4.10.1 All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value. Seller is not in possession of any inventory not owned by Seller, including goods already sold.

4.10.2 All of the Inventories have been valued at the lower of cost or market on first in, first out basis. Inventories now on hand that were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase.

4.11 Accounts Receivables. With respect to the Business:

4.11.1 All Accounts Receivable that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business.

4.11.2 Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the Closing Financial Statement (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Financial Statement, will not represent a greater percentage of the Accounts Receivable reflected on the Closing Financial Statement than the reserve reflected on the Interim Balance Sheet represented of the Accounts Receivable reflected thereon and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 1.1(c) of the Disclosure Schedules contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

4.12 No Undisclosed Liabilities. Seller does not have, or will not have, any obligation or Liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) Liabilities reflected on the Interim Balance Sheet, (b) liabilities and obligations which have arisen after the date of Interim Balance Sheet in the ordinary course of business (none of which is a Liability for Breach of contract, Breach of warranty, tort, infringement, violation of law, claim or lawsuit), and (c) obligations under contracts and commitments described on Section 4.17.1 of the Disclosure Schedules or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on Section 4.17.1 of the Disclosure Schedules (but not Liabilities for any Breach of any such contract or commitment occurring on or prior to the Closing Date).

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4.13 Taxes Matters.

4.13.1 Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are being contested in good faith

4.13.2 Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

4.13.3 Delivery of Tax Returns and Information Regarding Audits and Potential Audits.

(a) Seller has delivered or made available to Buyer copies of all Tax Returns filed since December 31, 2014. The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state Tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2014.

(b) There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

4.13.4 Specific Tax Matters.

(a) Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(b) Disregarded Entity. [Omitted]

(c) States; Localities. Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

4.14 Employee Benefits. Seller has, at all times, complied, and currently complies, in all material respects with all Legal Requirements for all of Employee Plans of Seller.

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4.15 Legal Requirements; Governmental Authorizations.

(a) Seller is, and at all times has been, in full compliance, in all material respects, with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business, the employees and the ownership or use of any of the Assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) Seller has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Seller is, and at all times has been, in full compliance with all of the terms and requirements of all of Governmental Authorization (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any of Governmental Authorizations or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any of Governmental Authorizations; (iii) Seller has not received, at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any of its Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations.

4.16 Legal Proceedings; Orders.

4.16.1 There is no pending or, to the Knowledge of Seller, threatened Proceeding: (i) by or against Seller or that otherwise relates to or may affect the Business of, or any of the assets owned or used by, Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

4.16.2 There is no Order to which Seller, its Business or any of the Assets is subject and to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of Seller.

4.17 Contracts; No Defaults. With respect to the Business:

4.17.1 Section 4.17.1 of the Disclosure Schedule contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(a) each Business Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of twenty-five thousand dollars ($25,000);

(b) each Business Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of twenty-five thousand dollars ($25,000);

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(c) each Business Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of twenty-five thousand dollars ($25,000);

(d) each Business Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than twenty-five thousand dollars ($25,000) and with a term of less than one year);

(e) each Business Contract with any labor union or other employee Representative of a group of employees relating to wages, hours and other conditions of employment;

(f) each Business Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(g) each Business Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(h) each Business Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(i) each power of attorney of Seller that is currently effective and outstanding;

(j) each Business Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(k) each Business Contract for capital expenditures in excess of Fifty Thousand Dollars ($50,000);

(l) each Business Contract not denominated in U.S. dollars;

(m) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business; and

(n) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Section 4.17.1 of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts and the location of Seller’s office where details relating to the Contracts are located.

4.17.2 Seller has exclusive rights under, and no other Person has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(a) each Contract identified or required to be identified in Section 4.17.1 and which is to be assigned to or assumed by Buyer under this Agreement is (i) in full force and effect and is valid and enforceable in accordance with its terms; (ii) except as set forth in Section 4.17.1 of the Disclosure Schedules, each Contract identified or required to be identified in Section 4.17.1 and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the Consent of any other Person; and (iii) to the Knowledge of Seller, no Contract identified or required to be identified in Section 4.17.1 and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse effect on the Business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

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(b) Seller is, and at all times has been, in compliance with all applicable terms and requirements of each Business Contract which is being assumed by Buyer; (ii) to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Business Contract which is being assigned to Buyer is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Business Contract that is being assigned to or assumed by Buyer; (iv) to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and (v) Seller has not given to or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the ordinary course of business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.18 Insurance.

4.18.1 Seller has delivered to the Buyer: (i) accurate and complete copies of all current policies of insurance as related to the Business (and correspondence relating to past or present claims or denial of coverage under any insurance policies to which Seller is a part or under which Seller is or has been covered at any time since; (ii) accurate and complete copies of all pending applications by Seller for policies of insurance; and (iii) any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

4.18.2 (i) all policies of insurance as related to the Business to which Seller is a party or that provide coverage to Seller: (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and (D) are sufficient for compliance with all Legal Requirements and Business Contracts; (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations there under; (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and (iv) Seller has given notice to the insurer of all claims that may be insured thereby.

4.19 Environmental Matters. Seller has no Liability for any environmental matters.

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4.20 Employees; Compliance. With respect to the Business:

4.20.1 Section 4.20.1 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller working in the Business , including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2014; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

4.20.2 Section 4.20.2 of the Disclosure Schedule contains a complete and accurate list of all sick and vacation leave that is accrued but unused as of Closing.

4.20.3 Section 4.20.3 of the Disclosure Schedule contains a complete and accurate list of the following information for each retired employee or director of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

4.20.4 Section 4.20.4 of the Disclosure Schedule states the number of employees in the Business terminated by Seller since December 31, 2016, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

4.20.5 All present and former employees of the Business of Seller are, or were, employees of the Seller. All of the present and former contractors used in the Business of Seller are or were contractors of the Seller.

4.20.6 Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement and the Contemplated Transaction will not violate the Warn Act.

(a). To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller working in the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

4.20.7 No present or former employee of Seller in the Business has given notice to Seller of, and there is no valid basis for, any claim against Seller on account of or for (a) overtime pay, other than overtime pay from the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off, or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any Legal Requirement relating to minimum wages or maximum hours of work.

4.20.8 Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under any Legal Requirement, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

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4.21 Intellectual Property Assets. With respect to the Business:

4.21.1 Section 4.21.1 of the Disclosure Schedule contains a complete and accurate list and summary description of Seller’s Intellectual Property Assets used in the Business, whether owned or licensed, together with any royalties and maintenance paid or received by Seller. Seller has delivered to Buyer accurate and complete copies, of all Business Contracts relating to the Intellectual Property Assets, other than licenses of unmodified, commercially available “off the shelf” or “click-through” software with an aggregate purchase price or annual license fee of less than $10,000. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

4.21.2 The Intellectual Property Assets are all those necessary and appropriate for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Section 4.21.2 of the Disclosure Schedule.

4.21.3 All former and current employees or independent contractors of the Seller have executed written Contracts with that Seller that assign to Seller all rights to any inventions, improvements, discoveries or information, and works of authorship of such employee or independent contractor relating to the Business of Seller.

4.21.4 Seller has not assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Intellectual Property Asset to any other Person, except pursuant to nonexclusive licenses in the Ordinary Course of Business.

4.21.5 Patents.

(a) Section 4.21.5 of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents used in the Business. All of the issued Patents used in the Business are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. All Patents used in the Business are part of the Assets.

(b) No such Patent used in the Business has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.

(c) Except as set forth in Section 4.21.5 of the Disclosure Schedule, (A) no such Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products developed or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person. All products made, used or sold under such Patents have been marked with the proper patent notice.

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4.21.6 Marks.

(a) Section 4.21.6 of the Disclosure Schedule contains a complete and accurate list and summary description of all Marks used in the Business. All such Marks used in the Business have been  registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. All Marks used in the Business are part of the Assets.

(b) No such Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks. To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person. No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way.

(c) None of the Marks used by Seller in the Business infringes or is alleged to infringe any trade name, trademark or service mark of any other Person. All products, product materials, services and service materials containing a Mark bear the proper federal registration notice where permitted by law.

4.21.7 Copyrights.

(a) Section 4.21.7 of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights used in the Business.

(b) All of the registered Copyrights used in the Business are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing. No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. All Copyrights used in the Business are part of the Assets.

(c) None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person. All works encompassed by the Copyrights have been marked with the proper copyright notice.

4.21.8 Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement). Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Knowledge of Seller, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or Knowledge of Seller, has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

4.21.9 Websites. Section 4.21.9 of the Disclosure Schedule contains a complete and accurate list and summary description of all Websites. All Websites have been registered in the name of Seller and are in compliance with all formal Legal Requirements. No Website name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Knowledge of Seller, no such action is threatened with respect to any Website name. To Knowledge of Seller, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Website. Knowledge of Seller, no Website is infringed or has been challenged, interfered with or threatened in any way. No Website name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

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4.22 Relationships with Related Persons. Neither Seller nor any Related Person of any of them has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor any Related Person or any of them is a party to any Contract with, or has any claim or right against, Seller or the Business of Seller.

4.23 Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s Business or the Assets or the Contemplated Transactions.

4.24 Product and Service Warranties. With respect to the Business:

4.24.1 Section 4.24 of the Disclosure Schedule sets forth the standard forms of product and service warranties offered by Seller and all other outstanding product warranties and guarantees included in the written contracts of Seller. No oral product warranties or guarantees have been made by Seller.

4.24.2 (i) Seller has not experienced any returns of products or claims for defective services, in any material respects, during the thirty-six (36)-month period ending on the date of the execution and delivery of this Agreement, (ii) there are no pending claims against the Seller to return any product by reason of alleged defective product or otherwise and, to the knowledge of the Seller, there have not occurred any events that could lead to claims for defective products by Seller, and (iii) there are no pending claims against the Seller for a refund of any services by reason or defective services or otherwise and to the knowledge of the Seller, there have not occurred any events that could lead to claims for defective services by Seller.

4.25 Customers. With respect to the Business:

(a). Section 4.25(a) of the Disclosure Schedule sets forth (a) a list of the top twenty-five (25) customers of Seller (by revenue generate from such customers) for the fiscal years ended December 31, 2016, and December 31, 2015.

(b). Seller has not received any indication from any such material customer of the Seller to the effect that, and Seller has no Knowledge of, or other reason to believe that, such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, the buying of products or services from the Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

4.26 Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to Section 3.2.1 or otherwise in connection with the Contemplated Transactions contains any untrue statement of or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the Assets, Business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington with full corporate power and authority to conduct its business as it is now conducted.

5.2 Authority; No Conflict.

5.2.1 This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

5.2.2 Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s Governing Documents; (ii) any Legal Requirement or Order to which Buyer may be subject; or (iii) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

5.4 Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE VI.

COVENANTS OF SELLER PRIOR TO CLOSING.

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the real property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the leased real property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

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6.2 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

6.3 Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 10.2 and Section 2.1. During the same period, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

6.4 Use of Name. After Closing, Seller shall (a) cease any further use of the name “SDN Essentials” or derivatives thereof which, in Buyer’s judgment, would result in confusion and (b) take all actions requested by Buyer to enable Buyer to have exclusive use of such name.

6.5 Payment of Liabilities. Seller shall pay or otherwise satisfy in the ordinary course of business all of its Liabilities and obligations not assigned to or otherwise assumed by Buyer.

ARTICLE VII.

COVENANTS OF BUYER PRIOR TO CLOSING.

7.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Section 4.2.3, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 7.1.

7.2 Best Efforts. Buyer shall use its Best Efforts to cause the conditions in Article IX and Section 8.3 to be satisfied.

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ARTICLE VIII.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1 Accuracy of Representations. All of the representations and warranties in this Agreement of Seller (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

8.2 Seller’s Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

8.3 Consents. Each of the Consents identified in Section 8.3 of the Disclosure Schedules (the “Material Consents”) shall have been obtained and shall be in full force and effect.

8.4 Additional Documents. Seller shall have caused the documents and instruments required by Section 3.2.1 and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “SDN Essentials” or any derivative thereof;

(b) A statement from the holder of each holder of note, mortgage, or other Indebtedness of Seller dated the Closing Date, setting forth the principal amount then outstanding on the Indebtedness represented thereby by;

(c) Certificates dated as of a date not earlier than the third (3rd) Business Day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of California and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Section 4.1.1; and

(d) Such other documents as Buyer may reasonably request for the purpose of: (i) evidencing the accuracy of any of Seller’s representations and warranties; (ii) evidencing the performance by Seller or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller; (iii) evidencing the satisfaction of any condition referred to in this Article VIII; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

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8.7 Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

8.8 Employees Retention.

(c). All Key Employees shall have accepted offers of employment with Buyer with such employment to commence on and as of the Closing Date and no Key Employee shall have provided notice of intention to terminate the offer letter or rescind the agreement of Key Employee to work for Buyer.

(d). Substantially all other employees of Seller shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

ARTICLE IX.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE.

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

9.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

9.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

9.3 Consents. Each of the Consents identified in Section 8.3 of the Disclosure Schedules shall have been obtained and shall be in full force and effect.

9.4 Additional Documents. Buyer shall have caused the documents and instruments required by Section 3.2.2 and the following documents to be delivered (or tendered subject only to Closing) to Seller and such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or (iii) evidencing the satisfaction of any condition referred to in this Article IX.

9.5 No Legal Requirements. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

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ARTICLE X.
TERMINATION.

10.1 Termination Events. By notice given prior to or at the Closing, subject to Section 10.2, this Agreement may be terminated as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c) by Buyer if any condition in Article VIII has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller if any condition in Article IX has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual Consent of Buyer and Seller; or

(f) by Buyer or Seller if the Closing has not occurred on or before May 31, 2017, or such later date as the parties may agree upon, unless such party is in material Breach of this Agreement.

10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 10.2 and Article XIII and Article XV (except for those in Section 15.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI.

ADDITIONAL COVENANTS.

11.1 Employees and Employee Benefits.

11.1.1 Employment of Seller.

(a) Buyer is not obligated to hire any employee of Seller who are involved in, or working for the Business (“Active Employee”), but may interview all of the Active Employees of Seller. Buyer may identify certain Employee (“Key Employees”), which the retention thereof shall be a condition of closing of the Contemplated Transaction.

(b) Subject to Legal Requirements, Buyer will have reasonable access to the facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible immediately prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours.

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(c) Effective immediately before the Closing Date, Seller will terminate the employment of all of Active Employees.

(d) Neither Seller nor any of its Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Active Employee after the Closing. Buyer shall Seller of the identities of those Active Employees to whom it will not make employment offer.

(e) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment to Active Employees as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Employees hired by Buyer after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

11.1.2 Salaries and Benefits.

(a) Seller shall be responsible for (A) the payment of all wages and other remuneration due to employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA; and (C) any and all other payments to employees required thereby under Legal Requirement.

(b) Seller shall be liable for any claims made or incurred by employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. All employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such employees become eligible therefor under such plans.

11.1.3 No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

11.2 Payment of Taxes Arising From Contemplated Transaction. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements, unless an Assumed Liability of Buyer.

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11.3 Payment of Retained Liabilities. In addition to payment of Taxes pursuant to Section 11.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so).

11.4 Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business of Seller as conducted using the Assets, to and including the Effective Time.

11.5 Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its Business.

11.6 Domain Name; Trademark. The domain name “sdnessentials.com” and the trademark “SDN Essentials” are currently registered in Doug Marschke and in SDN Essentials, LLC’s name respectively. At Closing, Seller shall cause Mr. Marschke and SDN Essentials, LLC, at Seller’s expense, to execute the Domain Name Assignment and the Trademark/Service Mark Assignment respectively, in the forms attached hereto as Exhibits 3.2.1(f) and 3.2.1(g).

11.7 Noncompetition; Confidentiality. At Closing, Seller and Buyer will enter into Noncompetition Agreements, in the form attached hereto as Exhibit 3.2.1(h).

11.8 Retention of Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

11.9 Further Assurances. Subject to the proviso in Section 7.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

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ARTICLE XII.

INDEMNIFICATION; REMEDIES.

12.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, and the certificates delivered pursuant to Section 3.2 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

12.2 Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, directors, officers, subsidiaries and Buyer’s Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) any transfer instrument or (iii) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d) any product or component thereof manufactured by or shipped, or any services provided by Seller, in whole or in part, prior to the Closing Date;

(e) any Employee Plan established or maintained by Seller; or

(f) any Retained Liabilities.

Notwithstanding anything to the contrary contained herein, all references in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement to “material,” “material respects,” “material adverse effect,” and similar qualifications shall be excluded with regard to determining whether there has been a Breach of a representation, warranty or covenant for which a Buyer Indemnified Person is entitled to indemnification under this Article XII, except to the extent such references to “material,” “material respects,” “material adverse effect,” and similar qualifications are used in the representations and warranties set forth in Article XII to define lists or disclosure obligations, in which case such references shall not be disregarded for any purpose.

12.3 Indemnification And Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; or

(c) any Assumed Liabilities.

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12.4 Right of Setoff; Escrow. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may give notice of a claim in such amount against the Holdback. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim against the Holdback will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

12.5 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under this Article XII (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 12.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article XII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

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(d) With respect to any Third-Party Claim subject to indemnification under this Article XII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Article XII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

12.6 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

12.7 Holdback Amount; Distribution.

(a) Prior to release in full of the Holdback Funds or the reduction of the Holdback Funds to zero, (a) all amounts recoverable by Buyer Indemnified Persons pursuant to Section 12.2 shall be recovered first by the reduction of the Holdback Funds by the applicable amount recoverable by Buyer Indemnified Persons and the retention of such funds to Buyer. And (b) any or all amounts recoverable by Buyer Indemnified Persons pursuant to this Article XII may, at the election of Buyer in its sole discretion, either be paid directly by the Seller responsible for such payment or by the distribution of the Holdback Funds by the applicable amount recoverable by Buyer Indemnified Persons.

(b) On the Business Day immediately following the forty-fifth (45th) day of the Closing Date, Buyer shall pay by wire transfer of immediately available funds the remaining balance of the Holdback Amount to Seller; provided however, if on such date any one or more indemnification claims which were made by Buyer Indemnified Persons pursuant to this Article XII in writing and in good faith prior to the expiration of such claims, as applicable, remains pending without a Final Determination, Buyer will be entitled to retain the Holdback up to the amount required to satisfy such claim, until a Final Determination has occurred with respect to such claim, at which point, Buyer shall pay by wire transfer of immediately available funds of such amounts.

THE INDEMNIFICATION PROVISIONS IN THIS Article XII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

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ARTICLE XIII.

CONFIDENTIALITY.

13.1 Confidential Information. As used in this Article XIII, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller on the other hand) or their respective Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing. Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article XIII, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article XIII to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller hereby waives any requirement that the other party submits proof of the economic value of any trade secret or post a bond or other security.

13.2 Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written Consent of an authorized Representative of Seller with respect to Confidential Information of Seller or an authorized Representative of Buyer with respect to Confidential Information of Buyer. Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer and Seller as the case may be, of the obligations of this Article XIII with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article XIII as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article XIII; and (vi) be responsible and liable for any Breach of the provisions of this Article XIII by it or its Representatives. Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 13.1(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Assets or the Assumed Liabilities. From and after the Closing, the provisions of Section 13.2 above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities.

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13.3 Exceptions. Sections 13.2 shall not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a Breach of this Article XIII or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

13.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article XIII, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article XIII. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

ARTICLE XIV.

DEFINITIONS AND USAGE.

14.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 14.1:

14.1.1 “Accounts Receivable” all trade accounts receivable, notes receivable, employee advances receivable, negotiable instruments and chattel paper.

14.1.2 “Actual Net Working Capital” means the Net Working Capital determined as of the Closing Date;

14.1.3 “Assets” is defined in Section 1.1.

14.1.4 “Assignment and Assumption Agreement” is defined in Section 3.2.1(b).

14.1.5 “Assumed Liabilities” is defined in Section 1.3.1.

14.1.6 “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

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14.1.7 “Bill of Sale” is defined in Section 3.2.1(a).

14.1.8 “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

14.1.9 “Business Contracts” means any Contract arising from or related to the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

14.1.10 “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in are permitted or required to be closed.

14.1.11 “Buyer Indemnified Persons” is defined in Section 12.2.

14.1.12 “Buyer’s Working Capital Statement” is defined in Schedule 2.3.1.

14.1.13 “Buyer” is defined in the first paragraph of this Agreement.

14.1.14 “Closing Date” means the date on which the Closing actually takes place.

14.1.15 “Closing” is defined in Section 3.1.

14.1.16 “Code” means the Internal Revenue Code.

14.1.17 “Confidential Information” is defined in Section 13.1.

14.1.18 “Consent” is any approval, consent, ratification, waiver or other authorization.

14.1.19 “Contemplated Transactions” means all of the transactions contemplated by this Agreement.

14.1.20 “Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

14.1.21 “Copyrights” all registered and unregistered copyrights in both published works and unpublished works used in the Business.

14.1.22 “Damages” is defined in Section 12.2.

14.1.23 “Disclosure Schedule” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

14.1.24 “Disclosing Party” is defined in Section 13.1.

14.1.25 “Effective Time” means as 12.01 am Eastern Standard Time on the Closing Date.]

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14.1.26 “Employee Plan” means all employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001 (a) (14) or 4001(b) of ERISA) or has been maintained or contributed to in the last three (3) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

14.1.27 “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

14.1.28 “Estimated Net Working Capital” means a mutually agreed estimate of Seller’s Net Working Capital as of the Closing Date.

14.1.29 “Excluded Assets” is defined in Section 1.2 and shall include all assets not specifically utilized in the Business (as that term is defined herein).

14.1.30 “Final Determination” means a final settlement among the Indemnified Person and the Indemnifying Person or upon a final non-appealable adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

14.1.31 “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements were prepared.

14.1.32 “Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

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14.1.33 “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

14.1.34 “Governmental Body” means any: (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

14.1.35 “Indebtedness” means, with respect to any Person as of any date of determination, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements, (vi) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, (vii) all guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), (xi) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (xii) all obligations (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements, (xiii) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than deferred Taxes, (xiv) all trade or other payables more than thirty (30) days past due, unless disputed in good faith by the Seller, and (xv) all fees, accrued and unpaid interest, premiums or penalties related to any of the foregoing, provided that none of the foregoing is included within (a) Net Working Capital or the calculation thereof or (b) Transaction Expenses.

14.1.36 “Indemnified Person” is defined in Section 12.5. .

14.1.37 “Indemnifying Person” is defined in Section 12.5.

14.1.38 “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller which are used in the Business, and in which Seller has a proprietary interest, including: (i) all Marks, Patents and Copyrights; (iv) all rights in mask works; (v) Trade Secrets; and (vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Website”).

14.1.39 “Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

14.1.40 “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

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14.1.41 “Knowledge” means an individual will be deemed to have Knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

14.1.42 “Lease” means any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Business Contract pertaining to the leasing or use of any Tangible Personal Property.

14.1.43 “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

14.1.44 “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

14.1.45 “Marks” means Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications.

14.1.46 “Material Consents” is defined in Section 8.3.

14.1.47 “Net Working Capital” shall mean as of the Closing Date at the Effective Time the aggregate dollar value of the accounts receivables of the Business (net of applicable reserves) plus inventory (net of applicable reserves) plus prepaid assets or expenses less accounts payable (including outstanding checks to the extent not otherwise reflected on the financial statements of the Business) less accrued expenses (including without limitation the employer’s share of all employment, payroll and similar Taxes incurred by the Business in connection with the exercise of options and any compensation payments made by the Seller in connection with the Contemplated Transaction, whether such Taxes are incurred prior to, at, or following the Closing), all of the foregoing being determined in accordance with GAAP and, to the extent consistent with GAAP, past practices..

14.1.48 “Notice of Disagreement” is defined in Section 2.3.1.

14.1.49 “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

14.1.50 “Patents” means all patents, patent applications and inventions and discoveries that may be patentable.

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14.1.51 “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

14.1.52 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

14.1.53 “Purchase Price” is defined in Section 2.1.

14.1.54 “Real Property Lease” means any lease of real property or space.

14.1.55 “Receiving Party” is defined in Section 13.1.

14.1.56 “Record(s)” information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

14.1.57 “Related Person” means, with respect to a particular individual, (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a manager, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a manager, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; and (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural Person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural Person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

14.1.58 “Representative” means with respect to a particular Person, any shareholder, director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

14.1.59 “Retained Liabilities” is defined in Section 1.4.

14.1.60 “Section” mean, which addressing the Disclosure Schedule, a Section of the Disclosure Schedule and when addressing this Agreement, a section in this Agreement.

14.1.61 “Seller” is defined in the first paragraph of this Agreement.

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14.1.62 “Software” means with respect to the Business (i) all software programs and applications and reusable software modules or templates developed by or on behalf of, or owned by, any Seller and intended for sale, license or use by any Seller, on a standalone basis or as part of a client engagement, including all enhancements, versions, releases and updates of such products and (ii) any other software products in development by any Seller, regardless of the products’ stage of development.

14.1.63 “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

14.1.64 “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

14.1.65 “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

14.1.66 “Third Party” means a Person that is not a party to this Agreement.

14.1.67 “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

14.1.68 “Trade Secrets” means all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints.

14.1.69 “Transaction Expenses” means any amounts owed by Seller to its broker, legal counsel and other advisors arising from the transaction contemplated by this Agreement, any transfer fees, costs and expenses necessary to deliver the Assets to Buyer, and any sales and excise Taxes that will arise as a result of the Contemplated Transaction.

14.1.70 “Websites” means all series of interconnected pages on the World Wide Web, documents, files, content, written materials, graphics and designs, formatted using HTML code or another web-based code, located at, or otherwise intended to be accessible by Internet users with web browsers visiting, uniform resource locators comprised of one of the domain names listed on Schedules 1.1(j) and 1.4(j) and all content, information and other materials associated therewith, including (i) any computer software, script, programming code, formatting code, data, methodologies and processes used in the operation thereof or otherwise related thereto; (ii) all versions, works in process, updates, fixes, enhancements, and releases thereof; (iii) all mirror sites associated with the foregoing; and (iv) all copyrights, trademarks, trade secrets and other intellectual property, in any jurisdiction, inherent in the foregoing or appurtenant thereto.

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14.2 Usage.

14.2.1 Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means (x) “from and including” and “to” means “to but excluding”; and (xi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

14.2.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

14.2.3 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

14.2.4 Disclosure Schedule. The information in the Disclosure Schedule constitutes exceptions to the representations, warranties, covenants and obligations of Seller as set forth in this Agreement or descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty of Seller), the statements in this Agreement will control. The statements in the Disclosure Schedule and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement. Nothing in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule or cross-referenced in such other applicable section or schedule.

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ARTICLE XV.

GENERAL PROVISIONS.

15.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

15.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior Consent of Buyer or as permitted by this Agreement, neither Seller nor any of its Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller, that any Confidential Information of Buyer has been disclosed to Seller or their Representatives or that Seller or its Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

15.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

If to Seller:	InterCloud Systems, Inc.

Attn:

With a copy to:

If to Buyer:	Redapt, Inc.

Attn: Rick Cantu

12226 134th Court. NE,

Redmond, WA 98052

With a copy to	Peterson Russell Kelly, PLLC

Attn: Patrick M. Moran

1090 NE 4th Street, Ste. 1850

Bellevue, WA 98004

E-mail: pmoran@prklaw.com

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15.4 Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts located in King County, Washington.

15.5 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15.6 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

15.7 Entire Agreement And Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

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15.8 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 15.8.

15.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.10 Construction. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.

15.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

15.12 Governing Law. This Agreement will be governed by and construed under the laws of the State of Washington without regard to conflicts-of-laws principles that would require the application of any other law.

15.13 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signature page to Agreement to follow]

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[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

REDAPT SDN, LLC

/s/ Brent Malmstrom
By: Brent Malmstrom
Title: Authorized Person

SELLER:

INTERCLOUD SYSTEMS, INC.

/s/ Timothy A. Larkin
By: Timothy A. Larkin
Title: Chief Financial Officer

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